Exhibit 10.1

Execution Copy

SETTLEMENT AND FORBEARANCE AGREEMENT

In consideration of the mutual promises set forth herein and for other good and valuable consideration, on this 17th day of June 2025, FT Global Capital, Inc. (hereinafter, “FT Global”) on the one hand and Future Fintech Group Inc. (collectively, “Future Fintech” or the “Company”) on the other hand (each, a “Party” and together, “the Parties”), hereby enter into this Settlement Agreement (hereinafter, “Agreement”) and agree as follows:

1.	LITIGATION MATTERS

A. FT Global holds judgment each in the amount of $10,186,442.78 entered in the United States District Courts, for the Northern District of Georgia, Case No. 1:21-cv-00594-JPB (the “George Judgment”); the Southern District of New York, Case No. 1:24-MC-00257-AKH (the “New York Judgment”), the Northern District of Florida, Case No. 4:24-MC-00086-MW-MAF (the “Florida Judgment”), and the Northern District of Ohio, Case No. 3:24-mc-00024-JZ (the “Ohio Judgment”) (collectively, the “Judgments”).

B. Within three (3) business days of the suspension of the enforcement of the order of the auction of shares of common stock of the Company (“Auction”) under New York Judgment by FT Global, Future Fintech shall either, in its sole discretion, (i) discontinue without prejudice its appeals from the Georgia Judgment and the New York Judgment or (ii) alternatively seek to stay those appeals, which application shall not be opposed by FT Global.

C. Upon the receipt of the First Cash Payment, FT Global agrees, for the period as long as Future Fintech is meeting the payment schedules in this Agreement, to suspend the Auction to enforce the New York Judgment. FT Global shall direct the U.S. Marshal to return the share certificate in his possession (“Share Certificate”) to Future Fintech’s Transfer Agent, in order to facilitate the issuance of securities pursuant to a Section 3(a)(10) Order. Future Fintech shall instruct its Transfer Agent to reserve the Share Certificate shares only for the purpose of facilitating the issuance of securities pursuant to a Section 3(a)(10) Order to ensure that the Company effects the Common Stock and Right Shares issuances in accordance with paragraph 3 below.

2.	FORBEARANCE

A. FT Global hereby agrees to forbear from enforcement and collection of the Judgments on the terms set forth herein.

B. As consideration for FT Global’s forbearance, Future Fintech shall make, or cause to be made, the payments set forth in paragraph 3 on the terms set forth herein. For the duration of FT’s forbearance under Section 2(C), FT Global shall not (i) issue any press release or make any public statement that is critical of Future Fintech, its business activities, or its past and present officers and directors, or (ii) institute any litigation against Future Fintech, its directors or officers, make any “books and records” demands against Future Fintech or make application or demand to a court or other person for an inspection, investigation or examination of Future Fintech; in either case, provided, however, that the Company continues to comply with its obligations set forth in this Agreement.

C. FT Global shall forbear from all efforts in enforcing and collecting on the Judgments provided Future Fintech complies with the Payment Schedule including cure period allowances set forth herein and avoids Default. Such forbearance by FT Global includes pursuing post-judgment discovery or bringing suit against any person or entity in connection with enforcing the Judgments.

D. Should Future Fintech comply with the Payment Schedule including the cure period allowances, the Judgments will be deemed fully satisfied and upon such an occurrence, FT Global shall provide Future Fintech with a customary satisfaction of judgment form within ten business days of receipt of the final Settlement Payment (the “Satisfaction of Judgment”).

E. Notwithstanding any other provision of this Agreement, FT Global remains entitled to recover Future Fintech’s funds held in Metropolitan Commercial Bank, in accordance with the April 30, 2025 Order Granting the Motions for Turnover entered in the Southern District of New York (Dkt. 49).

3.	PAYMENT SCHEDULE

A. Future Fintech shall pay the settlement amount by making, or causing to be made, the following settlement payments (each, a “Settlement Payment” and collectively the “Settlement Payments”) to FT Global according to the “Payment Schedule” set forth below:

(i) $500,000 no later than 9:00 am EDT June 20, 2025 (the “First Cash Payment”),

(ii) $1 million within six (6) months of signing of this Agreement,

(iii) $1.3 million within twelve (12) months of signing of this Agreement,

(iv) $1.2 million within eighteen (18) months of signing of this Agreement,

(v) 340,000 shares of Common Stock (as defined below) to be issued to FT Global or its designee(s), and 60,000 shares of Common Stock to be issued to Olshan Frome Wolosky LLP, within three (3) trading days after the issuance of a Section 3(a)(10) court order,

(vi) In lieu of a cash settlement payment of $702,000, a Series A Right (the “Series A Right”) for FT Global or its designee(s) to receive for 650,000 shares of Common Stock (the “Series A Rights Shares”), with 650,000 Rights eligible to be exercised for 650,000 shares no earlier than six (6) months after the signing of this Agreement, to be issued to FT Global at the same time as the payment in subpart (v).

(vii) In lieu of a cash settlement payment of $702,000, a Series B Right (the “Series B Right”, and together with the Series A Right, the “Rights”) for FT Global or its designee(s) to receive for the second 650,000 shares of Common Stock (the “Series B Rights Shares”, and together with the Series A Rights Shares, the “Rights Shares”), with second 650,000 Rights eligible to be exercised for 650,000 shares no earlier than twelve (12) months after the signing of this Agreement, to be issued to FT Global at the same time as the payment in subpart (v).

(viii) A contingent payment, if required, no later than two (2) business days after the sixth (6th) month anniversary of this Agreement (the “Contingent Payment 1”).

(ix) A contingent payment, if required, no later than two (2) business days after the twelve (12th) month anniversary of this Agreement (the “Contingent Payment” and, together with Contingent Payment 1, the “Contingent Payments”).

To avoid confusion, the payment under (vi) and (vii) will only be made by the Rights and its underlying Common Stock. With respect to each Contingent Payments set forth in paragraphs (viii)-(ix), on any Exercise Date, if the closing bid price of the Common Stock on such Exercise Date (each, a “True-Up Measuring Price”) is less than $1.00 (the “True-Up Price”), on the Share Delivery Deadline with respect to any such exercise, the Company shall pay the holder of the Rights an additional “true-up” cash payment equal to the product of (A) the difference of (x) the True-Up Price, less (y) such applicable True-Up Measuring Price and (B) such aggregate number of Right Shares issuable pursuant to such applicable Exercise Notice with respect thereto. The parties further agree that simultaneously with any adjustment to the number of the Rights Shares pursuant Section 7 of this Agreement, the True-up Price shall be increased or decreased proportionately and consistently with reverse or forward stock split ratio, as the case may be. FT Global agrees to accept the Company’s Common Stock in an amount with an equivalent value to such cash payment of the price difference, provided, however, that those shares are issued as free trading securities, and permitted to be issued by the existing investors, if and to the extent such investors have consent rights with respect to the variable price issuances, which the Company shall receive such consent two (2) months before the Rights become exercisable. For the sake of clarity, if the Company is unable to deliver such Common Stock in free trading securities, then it shall deliver the cash payment (the “True-up Cash Payment”). For purposes of this Agreement, “Common Stock” means (i) the common stock, par value $0.001 per share, of Future Fintech, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

B. The payments in paragraphs A(ii)–(iv), A(viii)–(ix), C below, and the True-up Cash Payment shall each be subject to the cure period in Paragraph 4 upon emailed Notice of Breach.

C. The Company agrees that during the term of this Agreement, twenty five (25%) percent of any cash proceeds of financing outside of Mainland China received by the Company, whether as a result of a capital raising transaction, collection of any outstanding loan receivables or sales of any assets and subsidiaries, or otherwise, shall be promptly paid to FT Global to pay down the then outstanding cash amounts in paragraphs (ii)–(iv) above.

D. Promptly after the execution by both Parties of this Agreement (and in no event later than June 20, 2025), FT Global shall seek from the Court an order authorizing issuance of the securities in paragraphs 3A(v)–(vii) after a hearing pursuant to Section 3(a)(10) of the Securities Act, 15 U.S.C. § 77c(a)(10) (the “Section 3(a)(10) Order”). The Company shall consent to FT Global’s application for a Section 3(a)(10) Order and FT Global may represent to the Court that the application is being made with Future Fintech’s consent in connection with a settlement of the action. The Parties shall work cooperatively to obtain a Section 3(a)(10) Order as soon as practicable. From the date of this Agreement until the earlier of (i) the issuance by the Court of a Section 3(a)(10) Order or (ii) July 31, 2025, Future Fintech shall not file any registration statement with the SEC or issue any shares or common stock equivalents in any capital raising transaction.

E. All cash payments shall be made to FT Global via wire transfer to FT Global’s account in accordance with written instructions to be provided by FT Global. The issuances of (i) the Common Stock and (ii) all shares of common stock issuable upon exercise of such Rights (together, the “Rights Securities”), shall be made pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”) and, in accordance with the Section 3(a)(10) Order. The Company shall pay all fees and bear all expenses related to the foregoing payments and issuance.

F. Unless otherwise provided herein, this Agreement shall not be deemed effective until the First Cash Payment is received as set forth above by FT Global.

G. Future Fintech has the right to prepay any and all outstanding amounts without penalty.

4.	NOTICE OF BREACH, RIGHT TO CURE AND DEFAULT

A. In the event that (i) any Settlement Payment or the True-up Cash Payment in Paragraph 3(A) is not received within one (1) business day of the payment due date, or (ii) the Company breaches any of the covenants set forth in Paragraph 6 below, FT Global shall send a Notice of Breach via email to Future Fintech and its counsel. FT Global shall also send confirmatory copies of any such Notice(s) via U.S. mail to Future Fintech’s counsel at the address listed in the Notice section.

B. The Notice of Breach shall be effective upon the date the email is sent.

C. After issuance of a Notice of Breach, should Future Fintech fail to make, or cause to be made, a full Settlement Payment within three (3) business days, then a “Default” shall have occurred without any further notice or action by FT Global.

D. In the event of a Default by Future Fintech, any obligations of forbearance on the part of FT Global shall terminate and FT Global may immediately enforce and collect the Judgments less only payments previously made under this Agreement.

5.	RELEASES

A. Upon entry of the Satisfaction of Judgment, FT Global, on behalf of itself and its respective officers, directors, owners, employees, heirs, administrators, executors, affiliates, attorneys, successors, assigns and agents, release and discharge Future Fintech, as well as Future Fintech’s present and former officers, directors, owners, heirs, administrators, executors, affiliates, attorneys, successors, assigns and agents, from all claims, contractual obligations, causes of action, claims, suits, debts, sums of money, accounts, damages, reckonings, bonds, bills, covenants, controversies, losses, negligence, agreements, promises, variances, judgments, executions and demands whatsoever, whether in law, admiralty or equity, and whether known or unknown, which the undersigned parties now have, ever had, or hereafter can, shall or may have against the other for reason of any matter, cause or thing whatsoever, whether known or unknown, from day one of the beginning of the world through the date of this Agreement.

B. Future Fintech, on behalf of its past and present officers, directors, owners, heirs, administrators, executors, affiliates, attorneys, successors, assigns and agents, hereby releases and discharges FT Global, FT Global’s officers, directors, owners, employees, heirs, administrators, executors, affiliates, attorneys, successors, assigns and agents, from all claims, contractual obligations, causes of action, claims, suits, debts, sums of money, accounts, damages, reckonings, bonds, bills, covenants, controversies, losses, negligence, agreements, promises, variances, judgments, executions and demands whatsoever, whether in law, admiralty or equity, and whether known or unknown, which the undersigned parties now have, ever had, or hereafter can, shall or may have against the other for reason of any matter, cause or thing whatsoever, whether known or unknown, from day one of the beginning of the world through the date of this Agreement.

6.	REPRESENTATIONS AND COVENANTS

A. The Parties acknowledge and agree that this Agreement constitutes a compromise and settlement, and nothing herein shall be construed as an admission of liability or acquiescence by any Party as to the claims, defenses or allegations of any other Party.

B. The Company shall use its best efforts to timely satisfy covenants hereunder. The Company’s breach of the covenants listed below shall be deemed an “Event of Default” as set forth in Paragraph 4 above.

I. Until the receipt of the Settlement Payments in full, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

II. The Company shall maintain the listing of the Shares or authorization for quotation (as the case may be) on the Principal Market, The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (each, an “Eligible Market”). Neither the Company nor any of its Subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the Shares on an Eligible Market.

C. Regulatory and Covenant Compliance Safe Harbor. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be deemed in breach of this Agreement, and no default shall be deemed to have occurred, to the extent that the Company is unable to issue any shares or deliver any portion of the Right Shares if such issuance or delivery would: (a) violate any law, regulation, or rule of any governmental authority or securities exchange, including but not limited to the NASDAQ Stock Market; (b) result in a delisting or suspension of trading of the Company’s common stock on the NASDAQ Stock Market; or (c) constitute a breach of any binding written agreement or covenant in effect as of the date of this Agreement to which the Company is subject. In such case, the Company shall notify FT Global in writing no later than three days after it learns of the circumstances, and the Parties shall cooperate in good faith to determine an alternative method of satisfying the applicable obligation, including by delivery of cash in installments, in each case as mutually agreed. In the event that the parties are unable to agree by the earlier of ten days after (i) Future Fintech’s written notice or (ii) the Future Fintech is aware of the occurrence of the circumstances, FT Global may exercise its right to terminate.

RIGHTS TO ISSUE SHARES

In accordance with Section 3 above, the Company shall issue to FT Global or its designee (in its capacity as a holder of such Rights, the “Holder”) the Rights to receive the Rights Shares, which Rights shall have such terms and conditions as set forth in this Section 7. The Company and the Holder hereby agree that no additional consideration is payable in connection with the issuance of the Rights or the exercise of the Rights. In the event the Court does not issue a Section 3(a)(10) Order by July 31, 2025, Future Fintech shall file a registration statement with the SEC to register the Common Stock, the Rights and the Rights Securities (as defined below) for resale within thirty (30) days of any written request by FT Global, and Future Fintech shall use its best efforts to have such registration statement declared effective by the SEC staff as soon as possible.

A. Exercise of Right of Issuance of Shares. Subject to the terms hereof, the exercise of the Rights may be made, in whole or in part, at any time or times on or after the date hereof by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed PDF copy of the Notice of Issuance Form annexed hereto as Exhibit A (each, a “Notice of Issuance”, and the corresponding date thereof, the “Exercise Date”). Partial exercises of the Rights resulting in issuances of a portion of the total number of Rights Shares available thereunder shall have the effect of lowering the outstanding number of Rights Shares purchasable thereunder in an amount equal to the applicable number of Rights Shares issued. The Holder and the Company shall maintain records showing the number of Rights Shares issued and the date of such issuances. The Company shall deliver any objection to any Notice of Issuance Form within one (1) Trading Day of receipt of such notice. The Holder acknowledges and agrees that, by reason of the provisions of this paragraph, following each exercise of the Rights issued hereunder and the issuance of a portion of the Rights Shares pursuant thereto, the number of Rights Shares available for issuance pursuant to the Rights issued hereunder at any given time may be less than the amount stated in the recitals hereof.

B. Delivery of Rights Shares. The Rights Shares issued hereunder shall be issued in book entry, stock certificates or transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit/Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system (unless requested by the Holder to be delivered by physical delivery to the address specified by the Holder in the Notice of Issuance or the Holder’s brokerage firm is unable to receive restricted shares deposit) by the date that is two (2) Trading Day after the delivery to the Company of the Notice of Issuance (such date, the “Share Delivery Deadline”). The Rights Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares for all purposes, as of the date the Rights have been exercised.

Charges, Taxes and Expenses. Issuance of Rights Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Issuance.

D. Authorized Shares. The Company covenants that, within 6 months after the date hereof and for as long as any Rights remain outstanding after it is exercisable, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of all of the Rights Shares issuable hereunder upon the exercise of the Rights (without regard to any limitations on exercise set forth in Section 7 below). The Company further covenants that its issuance of the Right Shares shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Rights Shares upon the due exercise of the Rights. The Company will take all such reasonable action as may be necessary to assure that such Rights Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the primary market or exchange upon which the Common Stock may be listed. The Company covenants that all Rights Shares which may be issued upon the exercise of the Rights represented by this Agreement, the Rights, will, upon exercise of the Rights be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

E. Impairment. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Agreement against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Rights Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Rights Shares upon the exercise of the Rights and (iii) use reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Agreement. Any stock reverse split in order to meet the $1 bid price requirement of Nasdaq shall not be subject to this clause.

F. Authorizations. Before taking any action which would result in an adjustment in the number of Rights Shares for which the Rights provides for, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

G. Limitations on Exercise. The Company shall not effect the exercise of any Rights, and the Holder shall not have the right to exercise any portion of any Rights pursuant to the terms and conditions of this Agreement and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties (as defined below) collectively would beneficially own in excess of 9.99% (the “Beneficial Ownership Limitation”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of the Rights issued hereunder with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of the Rights beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible debentures or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 7(G). For purposes of this Section 7(G) beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of the Rights without exceeding the Beneficial Ownership Limitation, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Notice of Issuance from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Issuance would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 7(G), to exceed the Beneficial Ownership Limitation, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Notice of Issuance. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Rights, by the Holder and any other Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of the Rights results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Rights that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of the Rights hereunder in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise any Rights pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7.8 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 7(G) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of Rights. For the purpose of this Agreement: (x) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation, (y) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder and (z) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

H. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of the Rights, pursuant to the terms hereof.

I. Stock Dividends and Splits. If the Company, at any time while the Rights exist: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the number of Rights Shares issuable upon exercise of the Rights shall be proportionately adjusted. Any adjustment made pursuant to this Section 7 shall become effective immediately upon the record date for the determination of stockholders entitled to receive such dividend or distribution (provided that if the declaration of such dividend or distribution is rescinded or otherwise cancelled, then such adjustment shall be reversed upon notice to the Holder of the termination of such proposed declaration or distribution as to any unexercised portion of the Rights at the time of such rescission or cancellation) and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

J. Compensation for Buy-In on Failure to Timely Deliver Rights Shares. If the Company shall fail, for any reason or for no reason, unless due to the Beneficiary Ownership Limitation, on or prior to the applicable Share Delivery Deadline, to issue and deliver to the Holder (or its designee) a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register to which the Holder is entitled upon the Holder’s exercise of a Right (a “Delivery Failure”), then, in addition to all other remedies available to such Holder and if FT Global does not terminate this settlement and forbearance, (X) the Company shall pay in cash to the Holder on each day after the Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) any trading price of the Common Stock on the applicable Exercise Date , and (Y) the Holder, upon written notice to the Company, may void its Notice of Issuance with respect to, and retain or have returned, as the case may be, all, or any portion, of such Rights that has not been exercised pursuant to such Notice of Issuance; provided that the voiding of a Notice of Issuance shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 7(J) or otherwise. If a Delivery Failure occurs and if on or after such Share Delivery Deadline the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Delivery Failure (a “Buy-In”), then, the Company shall, within five (5) Business Day after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of Rights hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of Rights hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price (as defined below) of the Common Stock on any Trading Day during the period commencing on the date of the applicable Notice of Issuance and ending on the date of such issuance under this clause (II). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of the Rights as required pursuant to the terms hereof. “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, L.P., or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, L.P., the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

K. Subsequent Rights Offerings. Except with respect to any adjustments pursuant to Section 7 above, if at any time after the respective Rights are exercisable, the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of the Rights (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

L. Fundamental Transaction. If, at any time while the Rights remain outstanding, a Fundamental Transaction (as defined below) occurs, then, upon any subsequent exercise of the Rights, the Holder shall have the right to receive, for each Rights Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 7 on the exercise of the Rights), the number of shares of Common Stock of the successor or acquiring corporation of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction as other shareholders of Common Stock would receive due to the Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Agreement with the same effect as if such Successor Entity had been named as the Company herein. “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity (as defined below), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. For purposes of this Section 7, (x) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof and (y) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

M. No Rights as Stockholder Until Exercise. Each Right does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof.

N. Transferability. Subject to compliance with any applicable securities laws, the Rights and all rights hereunder are transferable by the Holder to any person or entity upon written assignment hereto duly executed by the Holder or its agent or attorney. Upon such assignment and, the Company shall enter into a new agreement with the assignee or assignees, as applicable, and the obligation of FT Global under this Agreement shall not be cancelled upon such transfer and FT Global shall continue to be bound by this Agreement until the Satisfaction of Judgement is issued to the Company. Any Rights, if properly assigned in accordance herewith, may be exercised by a new holder for the issue of Rights Shares without having a new agreement executed.

8.	NOTICES

Any notices under this Agreement shall be effective when sent and shall be sent by email and by overnight courier to the addresses below as follows:

To FT Global:

FT Global, Inc.
Attn.: Patrick Ko, President
FT Global Capital, Inc.

1688 Meridian Avenue, Suite 700

Miami Beach, FL, 33139

786-220-6129
Email: pko@ftglobalcap.com

with a copy to:

Jacqueline Ma

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

212-451-2219

Email: jma@olshanlaw.com

To Future Fintech:

Attn: Hu Li, Chief Executive Officer

Floor 12 ，Hang Tou Cai Fu Da Sha

Hang Tian Zhong Road

Chang An district, Xi’an, Shaanxi

China 710000
Email: leehoo@ftft.com

with a copy to:

Attn: Jeffrey Li

FisherBroyles, LLP

1200 G Street, NW, Suite 800

Washington DC 20005

Tel: 703-618-2503

Email: Jeffrey.li@fisherbroyles.com

9.	ADDITIONAL PROVISIONS

A. Except as otherwise provided herein, nothing in this Agreement shall be construed or shall constitute an admission by any Party of any fact, conclusion of law, or liability on the part of any Party, or the absence of liability of any Party.

B. This Agreement contains and constitutes the entire agreement and understandings of the Parties and supersedes all prior negotiations, discussions, undertakings or agreements of any sort whatsoever, whether oral or written, or any claims that might have ever been made by one party against any opposing party. There are no representations, agreements, or inducements except as set forth expressly and specifically in this Agreement.

C. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York without regard to its principles of choice of law. The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the federal or state courts located in New York County in the State of New York. Service of process may be validly made upon Future Fintech by email and overnight courier such as DHL as set forth in the Notice section hereof.

D. The Parties hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any claim arising from this Agreement brought in the foregoing courts. In furtherance of this Agreement, each of the Parties hereby: (i) waives the defense of inconvenient forum, (ii) agrees not to commence any claim against another party to this Agreement in the courts not identified under this paragraph, and (iii) agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

E. No Waiver. Any failure by a Party to pursue any breach of any provision of this Agreement shall not constitute a waiver of that provision, or any other provision, of this Agreement. The failure of a Party to insist upon the strict performance of any term or condition in this Agreement shall not be considered a waiver or relinquishment of further compliance therewith.

F. Saving Clause and Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired, provided that no Party is deprived of the material benefits of this Agreement. If owing to the invalidity or unenforceability of any provision of this Agreement any Party is deprived of the material benefits of this Agreement, the Parties shall substitute for the invalid or unenforceable provision, a provision that will allow such Party or Parties to enjoy such material benefits.

G. Agreement Jointly Drafted. The Parties agree that each and every provision of this Agreement shall be deemed to have been simultaneously drafted by each of the Parties, and no laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to the interpretation or enforcement of this Agreement or the New Warrants.

H. This Agreement may be executed in multiple counterparts and delivered by email and/or facsimile, each of which shall be deemed an original, but all of which shall be considered to be one and the same document.

I. No Oral Modification. This Agreement may not be amended, modified or terminated, except by a written instrument signed by each of the Parties hereto.

[Signature page to follow]

AGREED:

FT GLOBAL CAPITAL, INC.		FUTURE FINTECH GROUP INC.

By:	/s/ Patrick Ko	By:	/s/ Hu Li
Name:	Patrick Ko	Name:	Hu Li
Title:	President	Title:	Chief Executive Officer
DATED:	June 17, 2025	DATED:	June 17, 2025

EXHIBIT A

NOTICE OF ISSUANCE

The undersigned holder hereby exercises the rights (the “Rights”) to receive _____________ of the shares of Common Stock (the “Rights Shares”) of Future Fintech Group, Inc., a Florida corporation (the “Company”), established pursuant to that certain Settlement and Forbearance Agreement, dated __, __ 2025, by and between the Company and the FT Global Capital Inc. thereto (the “Settlement Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Settlement Agreement.

The Company shall deliver to Holder, or its designee as specified below, Rights Shares in accordance with the terms of the Rights pursuant to the Settlement Agreement. Delivery shall be made to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: ,

Name of Registered Holder

By:
Name:
Title:

Tax ID:
Facsimile:
E-mail Address: